IMMEDIATE RELEASE

TOWNSQUARE ANNOUNCES STRONG 2019 NET REVENUE GROWTH OF 8% (EX POLITICAL)
AND ADJUSTED EBITDA GROWTH OF 15% (EX POLITICAL)

2019 Digital Revenue Increased More Than 25% to over $150 Million
4.6x Net Leverage*

Purchase, NY - March 16, 2020 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare,” the “Company,” “we,” “us,” or “our”) announced today selected results for the fourth quarter and year ended December 31, 2019.

“During 2019, the Townsquare Team worked tirelessly to deliver upon our ‘Local First’ strategy to drive strong operational and financial results and to create value for all of our stakeholders. We are pleased to see our efforts driving very strong results, as full year 2019 net revenue increased 5.7% and 7.5% excluding political, which is above our prior guidance. Townsquare’s total digital revenue grew in excess of 25% to more than $150 million, which equates to digital now comprising 35% of total net revenue,” commented Bill Wilson, Chief Executive Officer of Townsquare. “In addition, 2019 Adjusted EBITDA increased to $102.4 million, an increase of 7.8% and 15.3% excluding political. Our strong revenue growth, coupled with our disciplined expense management, allowed us to reduce net leverage to 4.6x as of December 31st, a reduction of 0.5x year over year and the lowest net leverage level in our Company’s history. I want to thank the amazing and talented Townsquare Team across the country for their hard work each and every day that is driving our strong results; ‘You Matter.’”
Mr. Wilson added, “As we look forward, we are excited about the future of our Company. We believe that our talented teams, broad multi-platform marketing and advertising product suite and in particular, our robust digital solutions, led by Townsquare Interactive and Townsquare Ignite, our proprietary digital programmatic advertising platform, will continue to differentiate us in the marketplace. We are proud of our broadcast performance, but our overall financial results clearly demonstrate what I have been stating for quite some time: Townsquare has transitioned from being a traditional broadcaster to being a premier local media and digital marketing solutions company with fast growing, profitable digital products and solutions. We continue to be heavily focused on super-serving our local clients, local listeners and local communities while helping local businesses grow through our ‘Local First’ strategy, while simultaneously delivering results for our stakeholders.”
“While the specific impact of the Coronavirus pandemic to our business is unknown at this time, we know that there will be a negative impact. However, we are confident and optimistic about the long-term customer demand for our multi-platform products and marketing solutions. Our primary concern is for the safety and well-being of our employees, their families, our partners and our local communities across the country, and my thoughts and prayers go out to all who have been affected around the world. We are constantly monitoring the evolving environment in each of our 67 local markets. As the preeminent local media company in each of our local markets, Townsquare has the additional responsibility, obligation and civic duty to lead from the front, continue to inform accurately and provide comfort. I could not be prouder of our Townsquare Team and how each day they are serving their listeners, their clients and their local communities during this important time. Our future remains bright and I am confident that together we will emerge from this challenge stronger than ever before,” concluded Mr. Wilson.
The Company also announced today that its Board of Directors approved a quarterly cash dividend of $0.075 per share. The dividend will be payable on May 15, 2020 to shareholders of record as of the close of business on April 2, 2020.
We are in the process of completing the annual audit of our financial statements for 2019, and when the audit is complete we will be providing our Net Income for 2019. Upon completion of our audit, we may recognize a non-cash impairment charge to our intangible assets and any such non-cash impairment charge could be material.
Fourth Quarter Highlights**

•	As compared to the fourth quarter of 2018:

▪	Net revenue increased 2.9% and 6.9% excluding political revenue

▪	Advertising net revenue increased 0.9% and 5.6% excluding political revenue

▪	Townsquare Interactive net revenue increased 19.5%

▪	Live Events net revenue decreased 15.7%

▪	Adjusted EBITDA decreased 2.8% and increased 13.5% excluding political

▪	Townsquare Interactive Adjusted Operating Income increased 20.0%

•	Townsquare Interactive added 850 net subscribers, ending the quarter with approximately 19,000 subscribers

Full Year Highlights**

•	As compared to the year ended December 31, 2018:

▪	Net revenue increased 5.7%, and 7.5% excluding political revenue

▪	Advertising net revenue increased 4.0%, and 6.2% excluding political revenue

▪	Townsquare Interactive net revenue increased 26.6%

▪	Live Events net revenue decreased 15.9%

▪	Adjusted EBITDA increased 7.8%, and 15.3% excluding political

▪	Townsquare Interactive Adjusted Operating Income increased 34.0%

▪	Pro forma net revenue increased 4.7%, and 6.6% excluding political revenue

▪	Pro forma Adjusted EBITDA increased 6.7%, and 14.0% excluding political

•	Townsquare Interactive added 3,650 net subscribers, ending the year with approximately 19,000 subscribers

* Net leverage is calculated using our total outstanding indebtedness, net of our total cash balance as of December 31, 2019, divided by our Adjusted EBITDA for the year ended December 31, 2019 of approximately $102.4 million. Gross leverage is calculated using our total outstanding indebtedness divided by our Adjusted EBITDA for the year ended December 31, 2019.

** See below for discussion of non-GAAP measures. As used in this release, the term “pro forma” means pro forma for our acquisition of three radio stations in Princeton, NJ on July 2, 2018, giving effect to such acquisitions as if they had occurred on January 1, 2018.

Guidance
For the first quarter of 2020, net revenue is expected to be between $93.9 million and $94.8 million and Adjusted EBITDA is expected to be between $19.3 million and $19.5 million.

Segment Reporting
We have three reportable operating segments, Advertising, which includes broadcast and digital advertising products and solutions, Townsquare Interactive, our digital marketing solutions business and Live Events, which is comprised of the Company’s live events, including concerts, expositions and other experiential events.

Quarter Ended December 31, 2019 Compared to the Quarter Ended December 31, 2018

Net Revenue
Net revenue for the quarter ended December 31, 2019 increased $3.1 million, or 2.9%, to $112.1 million, as compared to $108.9 million in the same period last year. Advertising net revenue increased $0.9 million, or 0.9%, to $93.9 million, Townsquare Interactive net revenue increased $2.6 million, or 19.5%, to $16.1 million, and Live Events net revenue decreased $0.4 million, or 15.7%, to $2.0 million, each as compared to the same period last year. Excluding political revenue, net revenue increased $7.1 million, or 6.9%, to $110.4 million, and Advertising net revenue increased $4.9 million, or 5.6%, to $92.3 million.

Adjusted EBITDA
Adjusted EBITDA for the quarter ended December 31, 2019 decreased $0.7 million, or 2.8%, to $24.1 million, as compared to $24.8 million in the same period last year. Adjusted EBITDA (Excluding Political) increased $2.7 million, or 13.5%, to $22.6 million, as compared to $19.9 million in the same period last year.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Net Revenue
Net revenue for the year ended December 31, 2019 increased $23.2 million, or 5.7%, to $431.4 million, as compared to $408.3 million in the prior year. Advertising net revenue increased $13.5 million, or 4.0%, to $352.8 million, Townsquare Interactive net revenue increased $12.9 million, or 26.6%, to $61.5 million, and Live Events net revenue decreased $3.2 million, or 15.9%, to $17.1 million, each as compared to the prior year. Excluding political revenue, net revenue increased $30.0 million, or 7.5%, to $428.3 million, and Advertising net revenue increased $20.3 million, or 6.2%, to $349.7 million.

Pro forma net revenue for the year ended December 31, 2019 increased $19.5 million, or 4.7%, to $431.4 million, as compared to $411.9 million in the prior year. Pro forma Advertising net revenue increased $10.0 million, or 2.9%, to $352.8 million, pro forma Townsquare Interactive net revenue increased $12.9 million, or 26.6%, to $61.5 million, and pro forma Live Events net revenue decreased $3.4 million, or 16.4%, to $17.1 million, each as compared to the prior year. Excluding political revenue, pro forma net revenue increased $26.4 million, or 6.6%, to $428.3 million, and pro forma Advertising net revenue increased $16.9 million, or 5.1%, to $349.7 million.

Adjusted EBITDA
Adjusted EBITDA for the year ended December 31, 2019 increased $7.4 million, or 7.8%, to $102.4 million, as compared to $95.0 million in the prior year. Adjusted EBITDA (Excluding Political) increased $13.3 million, or 15.3%, to $99.8 million, as compared to $86.5 million in the prior year.

Pro forma Adjusted EBITDA for the year ended December 31, 2019 increased $6.4 million, or 6.7%, to $102.4 million, as compared to $96.0 million in the prior year. Pro forma Adjusted EBITDA (Excluding Political) increased $12.3 million, or 14.0%, to $99.8 million, as compared to $87.5 million in the prior year.

Liquidity and Capital Resources
As of December 31, 2019, we had a total of $84.7 million of cash on hand and $50.0 million of available borrowing capacity under our revolving credit facility. As of December 31, 2019, we had $560.5 million of outstanding indebtedness, representing 5.5x and 4.6x gross and net leverage, respectively, based on Adjusted EBITDA for the year ended December 31, 2019 of $102.4 million.

The table below presents a summary, as of March 13, 2020, of our outstanding common stock and securities convertible into common stock, excluding options issued under our 2014 Omnibus Incentive Plan.

Security	Number Outstanding[1]	Description
Class A common stock	14,330,220	One vote per share.
Class B common stock	3,011,634	10 votes per share.[2]
Class C common stock	1,636,341	No votes.[2]
Warrants	8,977,676	Each warrant is exercisable for one share of Class A common stock, at an exercise price of $0.0001 per share. The aggregate exercise price for all warrants currently outstanding is $898.[3]
Total	27,955,871

[1] Each of the shares of common stock listed below, including the shares of Class A common stock issuable upon exercise of the warrants, has equal economic rights.
[2] Each share converts into 1 share of Class A common stock upon transfer or at the option of the holder, subject to certain conditions, including compliance with FCC rules.
[3] The warrants are fully vested and exercisable for shares of Class A common stock, subject to certain conditions, including compliance with FCC rules.

Conference Call
Townsquare Media, Inc. will host a conference call to discuss certain fourth quarter and full year 2019 financial results on Monday, March 16, 2020 at 8:00 a.m. Eastern Time. The conference call dial-in number is 1-877-407-0784 (U.S. & Canada) or 1-201-689-8560 (International) and the confirmation code is 13698192. A live webcast of the conference call will also be available on the equity investor relations page of the Company’s website at www.townsquaremedia.com,

A replay of the conference call will be available through March 23, 2020. To access the replay, please dial 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International) and enter confirmation code 13698192. A web-based archive of the conference call will also be available at the above website.

About Townsquare Media, Inc.
Townsquare is a radio, digital media, entertainment and digital marketing solutions company principally focused on being the premier local advertising and marketing solutions platform in small and mid-sized markets across the U.S. Our assets include 321 radio stations and more than 330 local websites in 67 U.S. markets, a digital marketing solutions company (Townsquare Interactive) serving approximately 19,000 small to medium sized businesses, a proprietary digital programmatic advertising platform (Townsquare Ignite) and approximately 200 local live events each year. Our brands include local media assets such as WYRK, KLAQ, K2 and NJ101.5; iconic local and regional events such as WYRK’s Taste of Country, the Boise Music Festival, the Red Dirt BBQ & Music Festival and Taste of Fort Collins; and leading tastemaker music and entertainment websites such as XXLmag.com, TasteofCountry.com and Loudwire.com. For more information, please visit www.townsquaremedia.com, www.townsquareinteractive.com, and www.townsquareignite.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof or as of the date specified herein. Risks and uncertainties that could have a material impact on our business and financial results include, but are not limited to, the impact of general economic conditions in the United States, or in the specific markets in which we currently do business, industry conditions, legislative or regulatory requirements, our ability to obtain financing in amounts and at rates considered appropriate by us, our ability to access the capital markets as and when needed and on terms that we consider favorable to us and certain other events, including disease outbreaks and pandemics such as coronavirus. See “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2019, and subsequent filings with the SEC, for a discussion of additional factors that could cause our actual results to differ from those expressed or implied by forward-looking statements. Townsquare Media, Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

Non-GAAP Financial Measures and Definitions
In this press release, we refer to Adjusted Operating Income, Adjusted EBITDA and Adjusted EBITDA (Excluding Political) which are financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

We define Adjusted Operating Income as operating income before the deduction of depreciation and amortization, stock-based compensation, corporate expenses, transaction costs, business realignment costs, impairment loss of long-lived and intangible assets, impairment loss on investment and net loss (gain) on sale and retirement of assets. We define Adjusted EBITDA as net income (loss) before the deduction of income taxes, interest expense, net, repurchase of debt, transaction costs, depreciation and amortization, stock-based compensation, business realignment costs, impairment of goodwill and intangible assets, impairment loss on investment, net (income) loss from discontinued operations, net of income taxes, net (loss) gain on sale and retirement of assets and other expense (income) net. We define Adjusted EBITDA (Excluding Political) as Adjusted EBITDA less political net revenue, net of a fifteen percent deduction to account for estimated national representative firm fees, music licensing fees and sales commissions expense. We define Net Leverage as our total outstanding indebtedness, net of our total cash balance as of December 31, 2019, divided by our Adjusted EBITDA for the twelve months ended December 31, 2019. These measures do not represent, and should not be considered as alternatives to or superior to, financial results and measures determined or calculated in accordance with GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses or charges that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP measures may not be comparable to similarly-named measures reported by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are not included herein because we are not able to estimate certain components of such non-GAAP measures without unreasonable effort. Where we use the term “pro forma”, it refers to pro forma financial information for our acquisition of three radio stations in Princeton, NJ on July 2, 2018, as if the acquisition had occurred on January 1, 2018.

We use Adjusted Operating Income to evaluate the operating performance of our business segments. We use Adjusted EBITDA and Adjusted EBITDA (Excluding Political) to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance, and to facilitate year over year comparisons, by backing out the impact of political revenue which varies depending on the election cycle and may be unrelated to operating performance. We use Net Leverage to measure the Company’s ability to handle its debt burden. We believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of transaction costs, net (loss) gain on sale and retirement of assets, business realignment costs, certain impairments, and net income (loss) from discontinued operations. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our Board of Directors may consider Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political) and Net Leverage when determining discretionary bonuses.

Investor Relations
Claire Yenicay
(203) 900-5555
investors@townsquaremedia.com

The following table presents net revenue and Adjusted Operating Income by segment, for the three months and years ended December 31, 2019, and 2018, respectively (in thousands):

	Actual
	Three Months Ended December 31,			Years Ended December 31,
	2019	2018	%Change	2019	2018	%Change
Advertising net revenue	$93,929	$93,056	0.9%	$352,814	$339,358	4.0%
Townsquare Interactive net revenue	16,141	13,510	19.5%	61,517	48,599	26.6%
Live Events net revenue	2,007	2,381	(15.7)%	17,077	20,299	(15.9)%
Net revenue	$112,077	$108,947	2.9%	$431,408	$408,256	5.7%

Advertising Adjusted Operating Income	$27,580	$28,118	(1.9)%	$108,535	$104,485	3.9%
Townsquare Interactive Adjusted Operating Income	4,773	3,979	20.0%	19,166	14,301	34.0%
Live Events Adjusted Operating Income	173	72	140.3%	3,326	3,445	(3.5)%
Adjusted Operating Income	$32,526	$32,169	1.1%	$131,027	$122,231	7.2%

The following table presents on a pro forma basis, net revenue and Adjusted Operating Income by segment, for the three months and years ended December 31, 2019, and 2018, respectively (in thousands):

	Pro Forma
	Three Months Ended September 30,			Years Ended December 31,
	2019	2018	%Change	2019	2018	%Change
Advertising net revenue	$93,929	$93,056	0.9%	$352,814	$342,834	2.9%
Townsquare Interactive net revenue	16,141	13,510	19.5%	61,517	48,599	26.6%
Live Events net revenue	2,007	2,381	(15.7)%	17,077	20,432	(16.4)%
Net revenue	$112,077	$108,947	2.9%	$431,408	$411,865	4.7%

Advertising Adjusted Operating Income	$27,580	$28,118	(1.9)%	$108,535	$105,487	2.9%
Townsquare Interactive Adjusted Operating Income	4,773	3,979	20.0%	19,166	14,301	34.0%
Live Events Adjusted Operating Income	173	72	140.3%	3,326	3,461	(3.9)%
Adjusted Operating Income	$32,526	$32,169	1.1%	$131,027	$123,249	6.3%

The following table reconciles Net revenue to Net revenue, excluding political revenue on a GAAP basis by segment for the three months and years ended December 31, 2019 and 2018, respectively (in thousands):

	Actual
	Three Months Ended December 31,			Years Ended December 31,
	2019	2018	%Change	2019	2018	%Change
Advertising net revenue	$93,929	$93,056	0.9%	$352,814	$339,358	4.0%
Townsquare Interactive net revenue	16,141	13,510	19.5%	61,517	48,599	26.6%
Live Events net revenue	2,007	2,381	(15.7)%	17,077	20,299	(15.9)%
Net revenue	$112,077	$108,947	2.9%	$431,408	$408,256	5.7%

Advertising political revenue	$1,671	$5,673	(70.5)%	$3,103	$9,987	(68.9)%
Townsquare Interactive political revenue	—	—	—	—	—	—
Live Events political revenue	—	—	—	—	—	—
Political Revenue	$1,671	$5,673	(70.5)%	$3,103	$9,987	(68.9)%

Advertising net revenue (ex. political)	$92,258	$87,383	5.6%	$349,711	$329,371	6.2%
Townsquare Interactive net revenue (ex. political)	16,141	13,510	19.5%	61,517	48,599	26.6%
Live Events net revenue (ex. political)	2,007	2,381	(15.7)%	17,077	20,299	(15.9)%
Net revenue (ex. political)	$110,407	$103,274	6.9%	$428,305	$398,269	7.5%

The following table reconciles Net revenue to Net revenue, excluding political revenue on a pro forma basis by segment for the three months and years ended December 31, 2019 and 2018, respectively (in thousands):

	Pro Forma
	Three Months Ended December 31,			Years Ended December 31,
	2019	2018	%Change	2019	2018	%Change
Advertising net revenue	$93,929	$93,056	0.9%	$352,814	$342,834	2.9%
Townsquare Interactive net revenue	16,141	13,510	19.5%	61,517	48,599	26.6%
Live Events net revenue	2,007	2,381	(15.7)%	17,077	20,432	(16.4)%
Net revenue	$112,077	$108,947	2.9%	$431,408	$411,865	4.7%

Advertising political revenue	$1,671	$5,673	(70.5)%	$3,103	$10,003	(69.0)%
Townsquare Interactive political revenue	—	—	—	—	—	—
Live Events political revenue	—	—	—	—	—	—
Political Revenue	$1,671	$5,673	(70.5)%	$3,103	$10,003	(69.0)%

Advertising net revenue (ex. political)	$92,258	$87,383	5.6%	$349,711	$332,831	5.1%
Townsquare Interactive net revenue (ex. political)	16,141	13,510	19.5%	61,517	48,599	26.6%
Live Events net revenue (ex. political)	2,007	2,381	(15.7)%	17,077	20,432	(16.4)%
Net revenue (ex. political)	$110,407	$103,274	6.9%	$428,305	$401,862	6.6%

The following table presents Adjusted EBITDA, Adjusted EBITDA political and Adjusted EBITDA (Excluding Political) for the three months and years ended December 31, 2019, and 2018, respectively (dollars in thousands):

	Actual
	Three Months Ended December 31,			Years Ended December 31,
	2019	2018	%Change	2019	2018	%Change
Adjusted EBITDA	$24,058	$24,760	(2.8)%	$102,428	$95,019	7.8%
Political Adjusted EBITDA	(1,420)	(4,822)	(70.6)%	(2,637)	(8,489)	(68.9)%
Adjusted EBITDA (Excluding Political)	$22,638	$19,938	13.5%	$99,791	$86,530	15.3%

The following table presents on a pro forma basis, Adjusted EBITDA, Adjusted EBITDA political and Adjusted EBITDA (Excluding Political) for the three months and years ended December 31, 2019, and 2018, respectively (dollars in thousands):

	Pro forma
	Three Months Ended December 31,			Years Ended December 31,
	2019	2018	%Change	2019	2018	%Change
Adjusted EBITDA	$24,058	$24,760	(2.8)%	$102,428	$96,037	6.7%
Political Adjusted EBITDA	(1,420)	(4,822)	(70.6)%	(2,637)	(8,503)	(69.0)%
Adjusted EBITDA (Excluding Political)	$22,638	$19,938	13.5%	$99,791	$87,534	14.0%